Exhibit 99.2

*LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES*

OFFER TO EXCHANGE

each outstanding Class A common share of

ARDAGH GROUP S.A.

for

2.5 Shares of

ARDAGH METAL PACKAGING S.A.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Information Agent for the exchange offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free (U.S. or Canada): 1 (888) 628-6079

Call (outside the U.S or Canada): 1 (781) 575-2137

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Ardagh Group S.A. (“AGSA”) to act as information agent in connection with AGSA’s offer to acquire all of its outstanding Class A common shares (the “AGSA Shares”) in exchange for shares of Ardagh Metal Packaging S.A. (the “AMPSA Shares”) held by AGSA upon the terms and subject to the conditions set forth in the offer to exchange/prospectus contained in the registration statement on Form F-4 filed with the SEC, the letter of transmittal and other related materials, including AGSA’s exchange offer statement on Schedule TO (as each may be amended or supplemented from time to time, the “Offer”).

Under the terms of the Offer, every AGSA Share validly tendered in, and not withdrawn from, the exchange offer will be exchanged for 2.5 AMPSA Shares.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON           , 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the enclosed materials to those of your clients for whom you hold AGSA Shares registered in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The offer to exchange/prospectus, which forms a part of the enclosed registration statement on Form F-4 filed with the SEC, dated , 2021 and the enclosed Schedule TO, dated , 2021;

2.	The letter of transmittal for use in accepting the exchange offer and tendering AGSA Shares; and

3.	A printed form of letter which may be sent to your clients for whose accounts you hold AGSA Shares, with space provided for obtaining such client’s instructions with regard to the exchange offer.

Please note the following:

1.	Exchange Agents:

AGSA has appointed Computershare as exchange agent for the exchange offer.

2.	Information Agent:

AGSA has appointed Georgeson as information agent for the exchange offer.

Any questions you may have with respect to the ways in which AGSA Shares may be tendered in the exchange offer should be directed to the information agent at 1 (888) 628-6079 (toll-free in the U.S. and Canada) or +1 (781) 575-2137 (outside the U.S. and Canada).

3.	Procedures for Tendering:

For AGSA Shares held through The Depository Trust Company (“DTC”) to be validly tendered in the exchange offer, the holder thereof will need to (i) cause DTC to send an agent’s message to the exchange agent, and (ii) cause DTC to transfer the AGSA Shares being tendered by book-entry transfer in DTC to the exchange agent in accordance with the instructions set forth in the offer to exchange/prospectus and the related letter of transmittal.

For AGSA Shares held in uncertificated form in direct registration with AGSA’s share register at Computershare to be validly tendered in the exchange offer, the holder thereof will need to deliver the letter of transmittal, properly completed and duly executed, to the exchange agent.

Please note that Ardagh Metal Packaging S.A. has not issued AMPSA Shares in the form of physical share certificates. As a result, each holder of AGSA Shares that validly tenders and does not withdraw their AGSA Shares from the exchange offer will receive AMPSA Shares in uncertificated form in direct registration with Computershare.

AGSA will not pay any fees or commissions to any broker or dealer or other person (other than the information agent and the exchange agent, as described in the Offer) for soliciting tenders of AGSA Shares pursuant to the Offer. AGSA will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

4.	Conditions to the Exchange Offer:

The exchange offer is conditioned upon the satisfaction or waiver of the conditions set forth in the offer to exchange/prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer”, including the condition that AGSA Shares that have been validly tendered and not withdrawn from the exchange offer represent at least two thirds of all AGSA Shares outstanding at the expiration of the initial offer period.

Any inquiries you may have with respect to the exchange offer should be addressed to Georgeson, the information agent for the exchange offer, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, telephone number 1 (888) 628-6079 (toll-free in the U.S. and Canada) or +1 (781) 575-2137 (outside the U.S. and Canada).

Requests for additional copies of the enclosed materials may also be directed to the information agent at the above address and telephone number.

          , 2021

Very truly yours,

Ardagh Group S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF AGSA, AMPSA, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER.